EXECUTION COPY

VOTING AGREEMENT

VOTING AGREEMENT, dated as of July 7, 2010 (this "Agreement"), among WLR SBI AcquisitionCo, LLC, a Delaware limited liability company (the "Investor"), and each party listed on Schedule A hereto (each, a "Shareholder" and collectively, the "Shareholders").

WHEREAS, concurrently herewith, Sun Bancorp, Inc., a New Jersey corporation (the "Company"), and the Investor are entering into the Securities Purchase Agreement (the "SPA") providing for the investment by the Investor in the Company on the terms set forth therein;

WHEREAS, each Shareholder, together with certain of such Shareholder's Affiliates and immediate family members, owns the number of shares of common stock, par value $1.00 per share, of the Company (the "Common Stock"), set forth opposite such Shareholder's name on Schedule A hereto (such shares of Common Stock, together with any other shares of capital stock of the Company with respect to which any Shareholder or its Affiliates or immediate family members acquires the power to vote after the date hereof and during the term of this Agreement, collectively referred to herein as the "Subject Shares"); and

WHEREAS, as a condition to its willingness to enter into the SPA, the Investor has requested that the Shareholders enter into this Agreement.

NOW, THEREFORE, in consideration of the Company and the Investor entering into the SPA and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

Section 1.                      Capitalized Terms. Capitalized terms used but not defined herein shall have the meanings set forth in the SPA.

Section 2.                      Representations and Warranties of the Shareholders. Each Shareholder hereby represents and warrants to the Company and the Investor as of the date hereof in respect of itself as follows:

(a)           Authority; Execution and Delivery; Enforceability. The Shareholder has all requisite power and authority to execute this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by the Shareholder of this Agreement and consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Shareholder. The Shareholder has duly executed and delivered this Agreement, and this Agreement, assuming this Agreement constitutes a legal, valid and binding obligation of the other parties hereto, constitutes the legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law). The execution and delivery by the Shareholder of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Shareholder under, any provision of any contract to which the Shareholder is a party or by which any properties or assets of the Shareholder are bound or any provision of any law or regulation applicable to the Shareholder, the properties or assets of the Shareholder. No consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to the Shareholder in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than as may be required under the Exchange Act in connection with this Agreement and the transactions contemplated hereby.

(b)           The Subject Shares. The Shareholder or an Affiliate or immediate family member of the Shareholder is the record and beneficial owner of the Subject Shares set forth opposite the Shareholder's name on Schedule A attached hereto, free and clear of any Liens. The Shareholder and such Affiliates and immediate family members do not own, of record or beneficially, any shares of capital stock of the Company other than the Subject Shares set forth opposite the Shareholder's name on Schedule A attached hereto. None of such Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Subject Shares, except as contemplated by this Agreement. All proxies heretofore given in respect of any of the Subject Shares set forth opposite the Shareholder's name on Schedule A attached hereto, if any, have been properly revoked or are no longer in effect as of the date hereof. Schedule B attached hereto sets forth the number of Subject Shares owned by each Affiliate or immediate family member of the Shareholder.

Section 3.                      Covenants of the Shareholders.  Each Shareholder covenants and agrees as follows:

(a)           At the meeting of shareholders referred to in Section 3.1(b) of the SPA or any other meeting of the shareholders of Company called to seek the Shareholder Approvals, or  at any adjournment thereof, or in any other circumstances  upon which a vote, consent or other approval (including by written consent) of the shareholders of the Company with respect to the transactions contemplated by the SPA is sought, the Shareholder shall vote (or cause to be voted) the Subject Shares of the Shareholder and its Affiliates and immediate family members in favor of granting the Shareholder Approvals, it being understood that pursuant to the applicable rules of the NASDAQ Stock Market, the Shareholder may not vote any such Subject Shares which were acquired in connection with any transaction contemplated by the SPA in respect of the matters requiring the Shareholder Approvals by the rules of the NASDAQ Stock Market.

(b)           At any meeting of shareholders of the Company or at any adjournment thereof or in any other circumstances upon which the Shareholder's vote, consent or other approval is sought, the Shareholder shall vote (or cause to be voted) the Subject Shares of the Shareholder and its Affiliates and immediate family members against any amendment of the Certificate of Incorporation or the bylaws of the Company or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner prevent or nullify any provision of the SPA or the transactions contemplated thereby or change in any manner the voting rights of any class of the Company's capital stock. The Shareholder shall not commit or agree to take any action inconsistent with the foregoing.

(c)           The Shareholder shall not (a) sell, transfer, pledge, assign, encumber or otherwise dispose of (including by gift) (collectively, "Transfer"), or enter into any contract, option, derivative, hedging or other agreement or arrangement (including any profit- or loss-sharing arrangement) with respect to the Transfer of, any Subject Shares, nor shall it permit any of the foregoing; provided, however, that the Shareholder may make or permit a Transfer (i) to other Shareholders and family members, including but not limited to the spouse, children, grandchildren, parents, siblings, nieces or nephews of such Shareholder (collectively, "Family Members"); (ii) to the estate of such Shareholder and from the estate of such Shareholder; (iii) to any trust solely for the benefit of such Shareholder and/or any Family Member(s); (iv) any partnership, corporation or limited liability company which is wholly-owned and controlled by such Shareholder and/or any such Family Member(s); and (v) in connection with any bona fide philanthropic gift or donation, in each case, only if any such permitted transferee executes a voting agreement in the same form as this Agreement and otherwise in form and substance satisfactory to the Investor and delivers such voting agreement to the Investor (the recipient of Subject Shares resulting from any such Transfer, a "Permitted Assign"); (b) enter into or permit any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any Subject Shares (other than this Agreement); provided, however, that the Shareholder shall be permitted to enter into any such voting arrangement with the other Shareholders and any Permitted Assigns, but only if such voting arrangement is consistent with, and would not in any manner contradict, nullify or otherwise frustrate, the purpose or effects of this Agreement; or (c) commit or agree to take any of the foregoing actions.

Section 4.                      Termination. This Agreement shall terminate upon the earliest of (i) the termination of the SPA in accordance with its terms, and (ii) the later of (A) the receipt of the Shareholder Approvals and (B) the Second Closing. No such termination shall limit or relieve any liability of any party hereto for any breach of this Agreement prior to such termination.

Section 5.                      Additional Matters.  Each Shareholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the Investor or the Company may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

Section 6.                      Publication. Each Shareholder hereby permits the Company and the Investor to publish and disclose in any proxy statement (including any document or schedule filed with the Securities and Exchange Commission), or any other regulatory filings in connection with the SPA, the Shareholder's identity and ownership of shares of Common Stock, the other information set forth on Schedule A attached hereto, and the nature of its commitments, arrangements and understandings pursuant to this Agreement, to the extent (i) required to carry out the transactions contemplated by the SPA and (ii) otherwise required by the applicable rules of the Securities and Exchange Commission.

Section 7.                      General Provisions.

(a)           Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

(b)           Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery), or sent by facsimile to the Investor in accordance with Section 6.7 of the SPA and to each Shareholder at its address set forth on Schedule A hereto (or at such other address for a party as shall be specified by like notice).

(c)           Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words ''without limitation".

(d)           Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(e)           Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

(f)           Entire Agreement; No Third-Party Beneficiaries. This Agreement (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

(g)           Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

(h)           Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties; provided that the Investor may assign its rights and obligations under this Agreement, in whole or in part, to one or more Affiliates, parallel investment funds, co-investment funds or successor investment funds in connection with the assignment of its rights under the SPA to such person. Any purported assignment without any consent required hereunder shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

(i)           Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of New York, City of New York or in any state court located in the State of New York, City of New York, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any state court or any Federal court located in the State of New York, City of New York in the event any dispute arises out of this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement in any court other than any state court or any Federal court located in the State of New York, City of New York and (iv) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any transaction contemplated hereby.

[Remainder of Page Intentionally Left Blank]

WLR SBI AcquisitionCo, LLC

By:	WLR Recovery Fund IV, L.P.,
Its Sole Manager

By:	WLR Recovery Associates IV LLC,
Its General Partner

By:	WL Ross Group, L.P.,
Its Managing Member

By:	El Vedado, LLC,
Its General Partner

By:	/s/ Wilbur L. Ross, Jr.
Name:
Title:

[Signature Page to Voting Agreement]

/s/ Bernard A. Brown
BERNARD A. BROWN

/s/ Sidney R. Brown
SIDNEY R. BROWN

/s/Ike Brown
IKE BROWN

/s/ Jeffrey S. Brown
JEFFREY S. BROWN

/s/Anne E. Koons
ANNE E. KOONS

FOUR B’s

By:	/s/ Sidney Brown
Name:
Title:

VINELAND CONSTRUCTION CO.

By:	/s/ Bernard Brown
Name:
Title:

[Signature Page to Voting Agreement]

NATIONAL FREIGHT, INC.

By:	/s/ Sidney Brown
Name:
Title:

[Signature Page to Voting Agreement]

	SCHEDULE A

	Share Ownership

Name and Address
of shareholder		Subject Shares

Bernard A. Brown		3,360,492
2 Northwood Drive
Vineland, NJ 08360

Ike Brown		388,304
5430 Palomar Lane
Dallas, TX 75229

Jeffrey S. Brown		402,724
14 Dressage Court
Cherry Hill, NJ 08003

Sidney R. Brown		733,854
24 Holly Oak Drive
Voorhees, NJ 08043

Anne E. Koons		503,286
9 New London Court
Voorhees, NJ 08043

Vineland Construction Co.		1,416,362
71 West Park Avenue
Vineland, NJ 08360
Attention: Bernard A. Brown

The Four B’s		148,717
71 West Park Avenue
Vineland, NJ 08360
Attention: Sidney R. Brown

National Freight, Inc.		66,992
71 West Park Avenue
Vineland, NJ 08360
Attention: Sidney R. Brown

SCHEDULE B1

Affiliate/Family Member Share Ownership

Name of
Shareholder	Number of Shares

Shirlee Brown	669,952

Bernard Brown Foundation	663,112

Candy Brown	7,377

Aaron Brown	25,828

Zachary Brown	31,290

Jordan Brown	1,012

JAZ Enterprises	5,250

Ike and Candy Brown Foundation	37,146

Steven G. Brown	2,025

Joshua Brown	13,910

Nicole Brown	18,161

Jeffrey Brown Trust	11,017

Jeffrey and Tracy Brown Foundation	15,335

2009 GRAT Jeffrey Brown	116,420

Sandra Brown	3,021

Jacob Brown	12,900

Daughter of Sidney Brown	27,147

Eric Brown	21,303

__________________
1        The Shareholders represent that the ownership set forth in this Schedule B is true and correct, provided that the individual numbers of shares set forth herein may be lower by an amount that is not more than de minimis in the aggregate.

Sidney and Sandra Brown Foundation	147,427

Sidney Brown Trusts	20,042

Sandra Brown Trust	2,707

2008 GRAT Sidney Brown	113,185

2008 GRAT Sidney Brown	2,576

Son of Anne Koons	36,863

Anne Koons Trust	25,248

Anne Koons Foundation	11,029